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                                                                    EXHIBIT 99.a


[ONEOK LOGO]        ONEOK Financial News

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ONEOK, INC.                                CONTACT: WELDON WATSON, 918/588-7158
P.O. BOX 871
TULSA, OK 74102-0871                       FOR IMMEDIATE RELEASE: MARCH 5, 1999



                       ONEOK FILES REGULATORY APPLICATIONS
                            FOR SOUTHWEST GAS MERGER


         Tulsa, Oklahoma -- ONEOK, Inc., has announced applications have been made with the state regulatory authorities in Arizona, Nevada and California requesting approval to merge with Southwest Gas Corporation (NYSE:SWX).

         The merger would create the largest independent gas distribution company in the United States serving 2.6 million customers in five states. The proposal calls for ONEOK to purchase Southwest's 30.4 million shares of common stock outstanding for $28.50.

         The filings are part of a merger transaction process that is expected to be completed sometime this fall. Southwest Gas and ONEOK announced the merger plans on December 14, 1998. The filings have been made with the Arizona Corporation Commission, the Public Utilities Commission of Nevada and the California Public Utilities Commission.

         ONEOK has made the necessary premerger filings with the Justice Department and the Federal Trade Commission. Southwest Gas shareholders will also be required to approve the merger.

          Larry Brummett, chairman and chief executive officer of ONEOK, said, "The combination of ONEOK and Southwest Gas will create a financially solid gas distribution company that is capable of meeting the critical capital requirements of Southwest Gas as the fastest-growing company in the industry."


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         Last year, Southwest Gas added more than 58,000 customers, reporting a growth rate of 5 percent, the highest growth rate in the United States and more than double the industry average.

         Under terms of the merger Southwest Gas will operate as a division of ONEOK, Inc., and will retain its name in the local markets it serves. ONEOK is committed to continuing the emphasis of Southwest Gas on safe, reliable, quality service that customers have come to expect. ONEOK plans to continue the Southwest Gas tradition of community involvement and support of charitable and non-profit organizations, and educational institutions. ONEOK anticipates that the ownership transition will be virtually seamless to customers, employees and communities alike.

         ONEOK, Inc., (NYSE:OKE) is engaged in natural gas intrastate distribution, transmission, gas processing, gas marketing and oil and gas production.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT HTTP://WWW.ONEOK.COM.



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